Exhibit 1.2

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

OPTIBASE LTD.

("THE COMPANY")

Chapter Four

21.	The Board of Directors' Powers	27
22.	The Appointment of Directors and Termination of Their Office	27
23.	The Directors' Acts	31
24.	Board of Directors' Committees	35
25.	The Board of Directors' Chairman	35

Chapter Five

26.	The General Manager	36
27.	Secretary, Internal Auditor and Other Officials in the Company	39
28.	Auditor	39

Chapter Six

29.	Permitted Distribution	40
30.	Dividend and Bonus Shares	41
31.	Purchase of the Company's Shares	44

Chapter Seven

32.	Insurance of Officers	45
33.	Indemnity of Officers	45
34.	Exemption of Officers	47
35.	Insurance, Exemption and Indemnity - General	47

Chapter Eight

36.	Merger	48
37.	[Reserved]	48
38.	Winding Up	48
39.	The Sale of the Company's Assets	48

Chapter Nine

40.	Notices	49

CHAPTER ONE - GENERAL

1.	Introduction

1.1	In these articles, each of the following expressions shall bear the meanings set forth alongside them:

"shareholder" – any person to whose credit a share is registered with a member of the Stock Exchange (as defined in the Companies Law) and such share is included among the shares registered in the shareholders register of the Company in the name of a registration Company, or a person registered as a shareholder in the Company's register of shareholders;

"financial statements" - the financial statements which the Company must prepare pursuant to the law;

"periodic report" - as defined in Chapter Two of the Securities (Periodic and Immediate Reports), Regulations 5730-1970 or any securities regulations replacing them;

"law" - the provisions of any law prevailing in the State of Israel;

"director" - as defined in section 1 of the Companies Law, including an alternate or attorney;

"the Companies Law" - the Companies Law, 5759-1999;

"the Securities Law" - the Securities Law, 5728-1968;

"business day" - Sundays to Thursdays, other than religious and public holidays in the State of Israel;

"writing" - print and any other form of printing words, including documents sent in writing by facsimile, cable, telex, e-mail, computer or through any other electronic media, which creates or enables the creation of a copy and/or printout of the document;

"office" - the Company's registered office;

"securities" - shares, debentures, capital notes, securities convertible into shares and rights to any of the aforegoing, issued by the Company;

"the Companies Ordinance" - the Companies Ordinance (New Version), 5743-1983;

"ordinary majority" - a majority of more than half the votes of the shareholders entitled to vote and voting themselves, by proxy or through a voting instrument;

"special majority" - a majority of more than three quarters of the votes of the shareholders entitled to vote and voting themselves, by proxy or through a voting instrument;

"articles" - the Company's articles as formulated herein or as altered, expressly or pursuant to the law;

"the Companies Regulations" - regulations promulgated by virtue of the authority granted pursuant to the Companies Law;

"Securities Regulations" - regulations promulgated by virtue of the authority granted pursuant to the Securities Law.

"person" or "persons"- Including a corporation.

"year" and "month"- a Gregorian month or year.

1.2
The provisions of sections 3-10 of the Interpretation Law, 5741-1981 shall also apply, mutatis mutandis, to the interpretation of the articles, if there is no provision to the contrary or unless the context otherwise admits.

Save as provided in this paragraph, every word and expression herein shall bear the meaning designated to them in the Companies Law, and if none - the meaning designated to them in the Companies Regulations, and if none - the meaning designated to them in the Securities Law, and if none - the meaning designated to them in the Securities Regulations, and if none - the meaning designated to them in any other law, unless the context otherwise admits.

Where these articles refer to any legal provision and such provision is amended or cancelled, the said provision shall be deemed valid and as part of the articles, unless such is prohibited by the law.

The headings in these articles are meant for the purpose of convenience only and shall not be used for the interpretation of these articles

Provisions of the Companies Law which are dispositive shall apply to the Company, to the extent that it is not otherwise provided in these articles and to the extent that there is no contradiction between them and between the provisions of these articles.

1.3
Amendment If a resolution to amend these articles is recommended by the Board of Directors, such recommended resolution’s adoption in a General Meeting requires a simple majority. In any other case a resolution adopted in a General Meeting approved by a special majority is required to approve any amendment of these articles.

2.	Public Company

The Company is a "public company" as defined in section 1 of the Companies Law.

3.	The Company's Purpose

The Company's purpose is according to its Amended and Restated Memorandum of Association. If the memorandum is silent with regard to the Company’s purpose, than it will act pursuant to business considerations to make profits; however, the Company may contribute a reasonable amount for an appropriate cause, even if the contribution is not within the framework of the said business considerations.

4.	The Company's Objects

The Company shall engage in any Lawful business.

5.	Limitation of Liability

The liability of the Company's shareholders is limited, each to payment of the full amount which he undertook to pay for the shares allotted to him at the time of the allotment.

CHAPTER TWO - THE COMPANY'S SHARE CAPITAL

6.	The Share Capital

6.1
The Company's authorised share capital is NIS 3,900,000 divided into 30,000,000 ordinary shares of NIS 0.13 par value each (hereinafter referred to as “share", "ordinary share", "shares" or "ordinary shares", as the case may be). The Company may alter the authorised share capital in accordance with the provisions of the Companies Law and of these articles.

6.2	Each share vests a right to receive invitations, to participate in and vote at the general meetings. A shareholder shall have one vote for each share held by him.

6.3
All the shares rank pari passu in relation to the amounts of capital paid or credited as paid on their nominal value, in connection with dividend, the distribution of bonus shares and any other distribution, return of the capital and participation in a distribution of the Company's surplus assets on winding up.

6.4	The provisions of these articles in respect of shares shall also apply to other securities issued by the Company, mutatis mutandis.

7.	The Issue of Shares and Other Securities and the repurchase of shares

7.1
The Company's board of directors may issue shares and other securities of the Company, up to the limit of the Company's authorised share capital. If the Company's share capital includes a number of classes of shares and securities, shares and securities exceeding the limit of the authorised share capital of such class shall not be issued. In such regard, securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

7.2	The Company's board of directors may issue redeemable securities, with such rights and on such conditions as the board of directors prescribes.

7.3
Subject to the provisions of the articles and the provisions of the Companies Law, the board of directors may allot shares to any person with restrictions and conditions, for their nominal value, with a discount or with a premium, as it deems fit.

7.4
The Company's board of directors may resolve to issue a series of debentures within the framework of its authority to borrow on the Company's behalf, and within the limits of such authority. The aforegoing does not negate the authority of the general manager or someone authorised by him to borrow on the Company's behalf, to issue debentures, promissory notes and bills of exchange, within the limits prescribed by the board of directors.

7.5
The Company's existing shareholders shall not have a right of pre-emption, preferred right or any other right to purchase the Company's securities. The board of directors may, in its exclusive discretion, first offer the Company's securities to the existing shareholders or some of them.

7.6
The Company may pay any person commission in consideration for the underwriting, marketing or distribution of the Company's securities, conditionally or unconditionally, on such terms and conditions as the board of directors prescribes. Such payments may be made in cash or securities of the Company, or partly in one way and partly in another.

7.7
The Company may at any time and from time to time, subject to the Companies Law, purchase back or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more shareholders.  Such purchase shall not be deemed as payment of dividends and no security holder will have the right to require the Company to purchase his securities or offer to purchase securities from any other security holders.

8.	Calls for Payment

8.1
If pursuant to the conditions of an allotment of shares there is no fixed date for the payment of any part of the price payable for them, the board of directors may from time to time make calls upon the shareholders in respect of the monies not yet paid in relation to the shares held by them (hereinafter referred to as “calls" or "call", as the case may be).

8.2
The call shall determine the date by which the amount specified therein must be paid, together with interest, linkage and the expenses incurred as a result of the non-payment, at the rates and in the amounts prescribed by the board of directors. Such date shall not be less than 14 days from the date of the call.

The call shall also specify that in the event of non-payment by the date fixed as required, the shares in relation to which the call is being made are likely to be forfeited. If a shareholder does not comply with the call, any share in relation to which the said call has been made may be forfeited at any time thereafter, pursuant to the board of directors' resolution. Share forfeitures shall include all the dividends on such shares which have not been paid prior to the forfeiture, even if declared.

8.3
Any amount which pursuant to a share's allotment conditions is payable at the time of the allotment or at a fixed time, on account of the amount of the share or for premium, shall be deemed in respect of the articles a call duly made and notified, and the payment date is the date fixed for payment. In the event of non-payment, all the paragraphs of the articles dealing with the payment of interest, linkage and expenses, the forfeiture of shares and the like and all the other paragraphs hereof relating to the matter shall apply as though the said amount had been duly called and notified.

8.4	The board of directors may distinguish between the shareholders in relation to the amounts of the calls and/or their payment times.

8.5	Joint holders of a share shall be jointly and severally liable for payment of the calls made on such share.

8.6	Any payment on account of a share shall first be attributed on account of the nominal value and only thereafter on account of the premium in respect of any share.

8.7	A call may be cancelled or postponed to another date, as resolved by the board of directors. The board of directors may waive all or any of the interest, linkage and expenses.

8.8
The board of directors may accept from a shareholder willing to pay in advance payments on account of his shares in addition to amounts actually called, and the board of directors may pay such shareholder interest on the amounts paid in advance as aforesaid, or on such part thereof as exceeds the amount called on account of the shares, in relation to which the payment was made in advance, or come to any other arrangement with him which is such as to compensate him for the advance payment.

8.9
A shareholder shall not be entitled to his rights as shareholder, including dividend, unless he has paid all the amounts detailed in the calls made on him, together with interest, linkage and expenses, if any, unless otherwise prescribed by the board of directors.

8.10
The board of directors may sell, re-allot or otherwise transfer any share forfeited in such manner as it resolves, including without consideration, provided that the Company is paid the full nominal value in respect of such share.

8.11	The board of directors may, at any time prior to selling or otherwise transferring the forfeited share, cancel the forfeiture on such conditions as it resolves.

8.12
A shareholder whose shares have been forfeited shall, notwithstanding the forfeiture, be liable to pay the Company all the calls not paid in relation to such shares prior to the forfeiture, together with interest, linkage and expenses up to the date of the payment as though the shares had not been forfeited, and to comply with all the other claims and demands enforceable by the Company in relation to the shares up to the date of the forfeiture, without a deduction or discount for the value of the shares on the date of the forfeiture. His obligation shall only come to an end after the Company has received the full payment specified at the time of the shares' issue.

8.13	The board of directors may collect the calls not paid in respect of the shares forfeited or some of them, as it deems fit, but shall not be obliged to do so.

8.14
Share forfeitures shall result, at the time of the forfeiture, in the cancellation of any right in the Company and any claim or demand vis-a-vis it in relation to the share, save for those rights and obligations which are excluded from this rule pursuant to these articles or which the law grants or imposes on the former shareholder.

9.	The Company's Register of Shareholders and the Issue of Share Certificates

9.1	The Company shall, through its secretary, keep a register of shareholders and register of material shareholders.

9.2	The board of directors may close the register of shareholders for an overall period of up to 30 days in any year.

9.3
A shareholder is entitled, at his request, to receive from the Company, without payment, within two months of the allotment or registration of the transfer (unless the issue conditions specify another period of time) one certificate or a number of certificates, in accordance with the Company's resolution, in respect of all the shares of a particular class registered in his name, which shall specify the number of shares and any other detail which in the board of directors' opinion is important. In the case of a jointly held share, the Company shall not be liable to issue more than one certificate to all the joint shareholders, and the delivery of such a certificate to one of the joint shareholders shall be deemed delivery to all of them.

9.4
Every certificate shall bear the Company's seal or stamp or its printed name and shall be signed by one director and the Company's secretary, or by two directors or by any other person appointed by the board of directors for such object.

9.5
If a share certificate is destroyed, spoiled, lost or damaged, the board of directors may order the cancellation thereof and the issue of a new certificate in place thereof, provided that the share certificate is delivered to the Company and destroyed by it, or that it is proved to the satisfaction of the board of directors that the certificate has been lost or destroyed and that the Company has received security to the satisfaction of the board of directors against any possible damage.  A reasonable sum as may be determined by the board of directors from time to time shall be paid in respect of every certificate issued pursuant to this article.

9.6
Where two or more persons are registered as joint holders of a share, each of them may confirm the receipt of a dividend or other payments in connection with such share and his confirmation shall bind all the joint shareholders.

9.7
The Company shall not recognize any person as holding a share on trust, and shall not be bound or compelled to recognize any equitable, contingent, future or partial interest in any share, or any other interest in connection with a share, save for the absolute right of the registered holder in respect of any share, except in reliance upon a judicial decision or pursuant to the requirements of any law.

10.	Transfer of the Company's Shares

10.1
The Company's shares may be transferred. A share transfer shall not be registered unless a share transfer deed (hereinafter referred to as “share transfer deed") is submitted to the Company. The share transfer deed shall be drawn up in the following manner or in a manner as similar thereto as possible or in another manner approved by the board of directors.

=====================================================
Transfer deed

I ___________________, ID/Company No. __________, of ___________________ (hereinafter referred to as “the transferor") transfer to ___________________, ID/Company No. __________, of ___________________ (hereinafter referred to as “the transferee"), in consideration for NIS __________, __________ ordinary shares of NIS __________ n.v. each, which are marked with the numbers __________ to __________ inclusive, of ___________________ Ltd. (hereinafter referred to as “the Company"), to be held by the transferee, administrators of his estate, guardians and successors and assigns on the same terms and conditions pursuant to which I held these shares at the time of signing this instrument, and I the transferee agree to accept the aforementioned shares on the terms and conditions mentioned above and subject to the Company's articles, as shall be from time to time.

As witness our hands on ___________________.

The Transferor -	The Transferee -
Name:	Name:
Signature:	Signature:

Witness to Transferor's Signature -	Witness to Transferee's Signature-
Name: , Adv.	Name: , Adv.
License No.	License No.
Signature:	Signature:

=====================================================

10.2
A transfer of shares which are not fully paid, or of shares on which the Company has a lien, shall not be valid, unless approved by the board of directors which may, in its absolute discretion and without giving any grounds therefor, refuse to register such a transfer.

The board of directors may refuse a transfer of shares as aforesaid and may make such a transfer conditional upon the transferee undertaking, to the extent and in the manner prescribed by the board of directors, to perform the transferor's obligations in respect of the shares or the obligations in respect of which the Company has a lien on the shares.

10.3	The transfer of part of a share shall not be valid.

10.4	The transferor shall continue to be considered the holder of the shares being transferred until the transferee's name is entered in the Company's register of shareholders.

10.5
The share transfer deed shall be submitted to the office for registration together with the certificates in which the shares to be transferred are registered (if issued) and any other proof which the Company requires regarding the transferor's proprietary right in the shares or his right to transfer them. The share transfer deeds shall be kept by the Company. The Company shall not be bound to keep share transfer deeds and share certificates which have been cancelled.

10.6
A joint shareholder wishing to transfer his right in a share, who is not in possession of the share certificate, shall not be liable to attach the share certificate to the share transfer deeds, provided that the share transfer deeds state that the transferor is not in possession of the share certificate relating to the share his right in which is being transferred and that the share being transferred is jointly held, together with details of the other joint shareholders.

10.7	The Company may demand the payment of a fee for registering the transfer in such amount as prescribed by the board of directors from time to time.

10.8
Upon the death of a shareholder of the Company, the Company shall recognise his guardians, administrators of the estate or executors of the will, or in the absence of any of the aforegoing the shareholder's legal heirs, as the only persons having a right to his shares, after entitlement thereto is proved as prescribed by the board of directors.

10.9
Where the deceased shareholder held shares jointly with others, the Company shall recognise the surviving joint shareholders as holders of the said shares, unless all the joint shareholders have notified the Company in writing prior to the death of one of them of their wish that the provisions of this article shall not apply; however, such shall not exempt the estate of a joint shareholder from any obligation by which the joint shareholders would have been bound were it not for his death.

10.10
A person acquiring a right to shares in consequence of his being a guardian, administrator of the estate, executor of the will, heir, receiver, liquidator or trustee on bankruptcy of a shareholder or pursuant to the provisions of any other law may, on furnishing proof of his right, as required by the board of directors, be registered as the holder of the shares or transfer them to another person, subject to the provisions of the articles in relation to transfer.

10.11
A person acquiring a right to a share as a result of their transmission shall be entitled to dividend and the other rights in respect of the share and may accept and give receipts for dividend or other payments payable in connection with the share, but shall not be entitled to receive notices of the Company's general meetings and to participate thereinin or vote thereat in connection with such share or exercise any right vested by the share, save for the aforegoing, until after he has been entered in the register of shareholders.

11.	Lien

11.1
The Company shall have a first and paramount lien on all the shares not paid in full which are registered in the name of any shareholder, and over the proceeds from the sale thereof, in relation to monies (whether presently payable or not) called or payable at a fixed time in respect of such shares.

The Company shall also have a first and paramount lien over all the shares (other than fully paid shares) registered in the name of any shareholder to secure monies due from him or from his property, whether such debts are due from him alone or together with others.

The said lien shall also apply to dividends declared from time to time on such shares.

11.2
In order to realize the lien, the board of directors may sell the shares to which the lien applies, or any of them, in such manner as it deems fit. No sale as aforesaid shall be effected until after the date specified for payment and after written notice has been given to the shareholder of the Company's intention to sell the shares, and the amounts are not paid within 14 days of such notice.

11.3
The net proceeds from any such sale, after payment of the sale expenses, shall be applied towards the discharge of the debts or obligations of such shareholder and the balance (if any) shall be paid to him.

11.4
If shares are sold in order to realize a lien through prima facie use of the powers given above, the board of directors may enter these shares in the register of shareholders in the purchaser's name, and the purchaser shall not be liable to check the legality of the acts or the application of the purchase money. After the said shares are registered in the purchaser's name in the register of shareholders, no person shall be entitled to appeal the validity of the sale.

12.	Alterations to the Share Capital

The general meeting may at any time resolve by an ordinary majority to do any of the following acts.

12.1	Increasing the authorised share capital

To increase the Company's authorised share capital, whether or not all the shares registered at such time have been issued. The increased capital shall be divided into shares with ordinary, preferred, deferred or other special rights (subject to the special rights attached to an existing class of shares) or shall be subject to such conditions and restrictions in relation to dividend, return of capital, voting or other conditions as directed by the general meeting in its resolution to increase the authorised capital.

12.2	Classes of shares

To divide the share capital into different classes of shares and to determine and alter the rights attached to each class of shares, on the following conditions -

(a)
so long as the shares' issue conditions do not otherwise provide, the rights attached to any class of shares may be altered after an ordinary majority resolution is passed by general meetings of the holders of each class of shares separately or after obtaining the written consent of the holders of all the classes of shares;

(b)
the rights vested in the holders of shares of a particular class shall not be deemed to have been altered by the creation or issue of other shares with identical rights or alteration of the rights attached to existing shares, unless the issue conditions of such shares otherwise provide.

12.3	Consolidation of the share capital

To consolidate and divide any or all of its share capital into shares of a nominal value greater than that specified in the articles. In the event that there are shareholders who are left with fractions of shares as a result of the consolidation, the board of directors may, if it receives the approval of the general meeting in the resolution on the consolidation of the capital as aforesaid:

(a)
sell all the fractions and for such object appoint a trustee in whose name the share certificates containing the fractions shall be issued, who shall sell them, and the consideration received less commissions and expenses shall be distributed amongst the entitlees. The board of directors may resolve that shareholders entitled to a consideration that is less than the amount prescribed by it shall not receive any consideration from a sale of the fractions as aforesaid, and their share of the consideration shall be distributed amongst the shareholders entitled to a consideration exceeding the amount prescribed, pro rata to the consideration to which they are entitled;

(b)
to allot to all the shareholders left with fractions of shares as a result of the consolidation and division fully paid shares of the class of shares which existed prior to the consolidation in such number the consolidation of which with the fraction would suffice for one whole consolidated share, and an allotment as aforesaid shall be deemed valid just before the consolidation;

(c)
determine that shareholders shall not be entitled to receive a consolidated share in respect of a fraction of a consolidated share deriving from the consolidation of half or less of the number of shares the consolidation of which creates one consolidated share, and shall be entitled to receive a consolidated share in respect of a fraction of a consolidated share deriving from the consolidation of more than half the number of shares the consolidation of which created one consolidated share.

In the event that an act pursuant to sub-paragraphs (b) or (c) above obliges the issue of additional shares, the payment thereof shall be effected in the manner in which bonus shares may be paid. Consolidation and division as aforesaid shall not be deemed alteration of the rights attached to the shares the subject of the consolidation and division.

12.4	Cancellation of unallotted share capital

To cancel authorised share capital which has not yet been allotted, provided that the Company has not undertaken to allot such shares.

12.5	Sub-division of the share capital

To sub-divide the Company's share capital or any part thereof into shares of a nominal value smaller than that specified in the articles by a sub-division of all or any of the Company's shares at such time.

CHAPTER THREE - GENERAL MEETINGS

13.	The General Meeting's Powers

13.1	Matters within the general meeting's authority

The Company's resolutions on the following matters shall be passed by the general meeting:

(a)	alterations to the articles.

(b)
the appointment or renewal of the appointment of the auditor, the termination of his office or the non-renewal thereof and the determination of his remuneration in accordance with the provisions of articles 14.1 (b) and 28 below;

(c)	the appointment of directors, including external directors, and the termination of their offices in accordance with article 22.3 below;

(d)	the approval of acts and transactions requiring the general meeting's approval in accordance with the provisions of sections 255 and 268 to 275 of the Companies Law;

(e)	alterations to the Company's share capital, in accordance with the provisions of article 12 above;

(f)	a merger as provided in section 320(a) of the Companies Law;

(g)	any resolution which pursuant to the law or in accordance with these articles requires to be adopted by resolution of a general meeting;

13.2	The general meeting's authority to transfer powers between the organs

The general meeting may, by a special majority, assume powers given to another organ, and it may transfer powers given to the general manager to the authority of the board of directors.

The assumption and/or transfer of powers as aforesaid shall be for a particular matter or for a particular period of time, all as provided in the meeting's resolution.

14.	Annual and Special General Meetings and Class Meetings

14.1	Annual meetings

The annual general meeting shall be held every year by no later than the end of 15 months from the last annual general meeting, at such time and place as may be determined by the Board. These general meetings shall be called "annual meetings".

(a)	The annual meeting shall be convened in order to pass resolutions on the following matters:

(1)	the appointment of directors and the termination of their office in accordance with article 22 below;

(2)	the appointment of the auditor or the renewal of his office and the board of directors' authorisation to determine of his remuneration, subject to the provisions of article 28.3 below.

(b)	The annual meeting shall be convened in order to:

(1)
discuss the financial statements and the board of directors' report submitted by the Company pursuant to the Securities Regulations as at 31st December of the calendar year preceding the year in which the general meeting is being held;

(2)	receive the board of directors' report on the auditor's remuneration, as provided in article 28.3 below.

(c)	In addition, the annual meeting shall include a discussion and/or resolution on any other matter placed on the agenda.

14.2	Special meetings

General meetings of the Company which are not convened pursuant to article 14.1 above shall be called "special meetings".

A special meeting shall only discuss and resolve on all the matters not discussed at the annual meeting which are detailed on the agenda of the special meeting.

14.3	Class meetings

The provisions of these articles relating to general meetings shall apply, mutatis mutandis, to class meetings of the Company.

15.	Convening of General Meetings

15.1	Convening the annual meeting

The board of directors shall convene annual meetings in accordance with the provisions of article 14.1 above.

15.2	Convening a special meeting

The board of directors shall convene a special meeting pursuant to its resolution; however, it shall be obliged to convene such a meeting if requisitioned by one of the following:

(a)	two directors or one quarter of the directors holding office, whichever is the lower;

(b)	one or more shareholders holding at least 5% of the voting rights in the Company.

If the board of directors does not convene a general meeting as aforesaid, the person requisitioning the meeting, and where shareholders are involved – such part of them as holds at least one half their voting rights in the Company, may convene the meeting themselves, provided that it shall not be held more than three months after the date the requisition was made, and the meeting shall be convened, insofar as possible, in the same manner as meetings are convened by the board of directors.

Where a general meeting is convened as aforesaid, the Company shall cover the reasonable expenses incurred by the person requisitioning it.

15.3	The time for calling a special meeting pursuant to a requisition

Where the board of directors is requisitioned to call a special meeting, as provided in paragraph 15.2 above, it shall do so within 21 days of the requisition being submitted, for a date that shall not be later than 35 days from the date on which the notice of the special meeting is published.

15.4	Notice of a general meeting

15.4.1
Unless a shorter period is permitted by law, notice of a general meeting shall be given in the manner hereinafter mentioned, to all shareholders entitled to attend and vote at such meeting. No separate notice shall be given to registered shareholders of the Company. Notices shall be given in accordance with Article 40.

15.4.2
The notice of the general meeting shall specify the type of meeting, the place and time at which the meeting shall be convened, its agenda, a summary of the proposed resolutions, the majority required to pass the resolutions and the date determining the shareholders' entitlement to participate in and vote at the general meeting according to paragraph 17.1 below.

16.	The General Meeting's Agenda

16.1
The general meeting's agenda shall be prescribed by the board of directors and shall also include matters in respect of which a special meeting is required as provided in article 14.2 above, and matters obliged in accordance with the provisions of article 16.2 below.

16.2
One or more shareholders holding at least 1% of the Company's share capital may ask the board of directors to include a matter on the agenda of a general meeting to be held in the future. The board of directors shall include such a matter on the agenda provided that in its discretion such matter is suitable for discussion at a general meeting of the Company.

16.3
A request as aforesaid in Article 16.2 above shall be lodged with the Company at least seven days prior to the giving of notice of the convening of the general meeting, and there shall be attached thereto a draft of the resolution proposed by the shareholder.

16.3	The general meeting may only pass resolutions on the matters on its agenda.

16.4
So long as not otherwise obliged by the law, the general meeting may pass or defeat a proposed resolution that was on the general meeting's agenda the text or a summary description of the main points of which was published by the Company, including with slight changes; however, it may not pass a resolution materially different from the proposed resolution.

17.	The Discussion at General Meetings

17.1	Entitlement to participate in a vote

Subject to the provisions of section 182(c) of the Companies Law, the shareholders who are entitled to participate in and vote at a general meeting shall be the shareholders on the date prescribed in the resolution to call the general meeting, provided that such date is not more than forty (40) days nor less than four (4) days prior to the date of the general meeting (or any longer or shorter period permitted by law, including regulations promulgated pursuant to the Companies Law).

17.2	Quorum

No discussion may be commenced at a general meeting unless a quorum is present at the time of a discussion. Two shareholders present in person or by proxy, or who have sent the Company a voting instrument indicating the way in which they are voting, and holding or representing at least thirty three and one third percent of the voting rights in the Company, shall constitute a quorum.

A shareholder or his proxy, who is also acting as the proxy of other shareholders, shall be considered two or more shareholders, in accordance with the number of shareholders represented by him.

17.3	The general meeting's adjournment in the absence of a quorum

If no quorum is present within half an hour of the time fixed for the meeting, the meeting shall stand adjourned for seven days, to the same day of the week at the same time and place, without further notice being given thereof, or to such other date, time and place as prescribed by the board of directors in notice to the shareholders, and the adjourned meeting shall discuss those matters for which the first meeting was called. If no quorum is present at the adjourned meeting, two shareholders, at least, present in person or by proxy, shall constitute a quorum, subject to the provisions of section 79(b) of the Companies Law.

17.4	The general meeting's chairman

The board of directors' chairman (if appointed) shall chair the general meeting. In the absence of a chairman, or if he does not appear at the meeting within 15 minutes of the time fixed therefor, those shareholders present at the meeting shall elect one of the Company's directors as chairman, or if no director is present, they shall elect one of the shareholders present to chair the meeting.

The meeting's chairman shall not have an additional or casting vote (without derogating, however, from the rights of such meeting’s chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

17.5	Adjourned meeting

With the agreement of a meeting at which a quorum is present, the chairman may, and on the demand of the meeting he must, adjourn the meeting from time to time and from place to place, as the meeting resolves (hereinafter in this article referred to as “adjourned meeting"). If a meeting is adjourned for 21 days or more, notice of the adjourned meeting shall be given in the same way in which notice is given of a first meeting. Save for the aforegoing, a shareholder shall not be entitled to receive notice of an adjournment or of the matters to be discussed at an adjourned meeting. The adjourned meeting shall not discuss any matters save for those which could have been discussed at the meeting at which the adjournment was resolved upon. The provisions of articles 17.1 and 17.2 hereof shall apply to an adjourned meeting as mentioned in this article.

18.	Voting by Shareholders

18.1	Passing a resolution

A resolution put to the vote at any general meeting shall be passed if it acquires an ordinary majority or any other majority especially prescribed for it pursuant to the law or these articles.

If the votes are tied, the resolution shall be deemed to have been defeated.

18.2	Examining the majority

18.2.1
The majority shall be examined through a poll, each shareholder being entitled at the time of voting to one vote in respect of each share held by him which has been fully paid or the calls in respect of which have been fully paid.

18.2.2	The chairman's declaration that a resolution at the general meeting has been passed or defeated, unanimously or by a particular majority, shall constitute prima facie evidence of that stated therein.

18.3	Right to participate and vote

A shareholder shall not be entitled to participate in and vote at any general meeting or to be counted amongst those present so long as he owes the Company any payment called in respect of the shares held by him, unless the shares' issue conditions otherwise provide.

18.4	Confirmation of title

A shareholder in whose favor a share is registered with a stock exchange member and such share is included amongst the shares entered in the register of shareholders in the name of a registration company may not participate in and vote at a general meeting unless he has given the Company confirmation of title as prescribed by the board of directors at least two business days prior to the date of the general meeting.

18.5	Personal interest in resolutions

A shareholder wishing to vote on a resolution the majority required to pass which includes the votes of those who do not have a personal interest shall notify the Company before the vote on the said resolution commences, or if voting through a proxy or voting instrument within the framework thereof, whether he does or does not have a personal interest in the resolution.

A shareholder who has not given any notice as aforesaid shall be deemed to have notified the Company that he does not have a personal interest in the resolution.

18.6	Disqualification of voting instruments

Subject to the provisions of the law, the Company's secretary may, in his discretion, disqualify voting instruments or proxy appointment instruments in the following cases:

(a)	there is a reasonable apprehension that they are forged or were given by virtue of shares in respect of which other proxy appointment instruments or voting instruments were given;

(b)	in respect of voting instruments -

(1)	if more than one choice for a particular resolution is marked therein;

(2)
if in respect of resolutions the majority required to pass which includes the votes of persons who do not have a personal interest in the approval, it is not marked whether or not there is a personal interest as aforesaid.

18.7	Voting by a legally incapacitated person

A legally incapacitated person may only vote by a trustee, natural guardian or other legal guardian. These persons may vote in person or by proxy.

18.8	Voting by joint shareholders

Where two or more shareholders are joint holders of a share, one of them shall vote, himself, by proxy or through a voting instrument. If more than one joint shareholder wishes to participate in the vote, only the first joint shareholder may vote. For such object, the first joint shareholder shall be the person whose name is entered first in the register of shareholders.

18.9	Minutes of the general meeting

The general meeting's chairman shall procure that minutes are properly kept of every general meeting which shall include:

(a)	the name of the shareholder or proxy and the number of shares held by him;

(b)	the main points of the discussion, all the resolutions passed or defeated at the general meeting and if passed - by what majority.

18.10
A defect in convening or conducting the general meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or the Company's articles, including with regard to the manner of convening or conducting the general meeting, shall not disqualify any resolution passed at the general meeting and shall not affect the discussions which took place thereat.

19.	The Appointment of a Proxy

19.1	Voting through a proxy

A shareholder who is entered in the register of shareholders may appoint a proxy to participate and vote in his stead, at a particular general meeting or at general meetings of the Company in general, personally or through a voting instrument, provided that the proxy appointment instrument is given to the Company at least two business days prior to the date of the general meeting. In the event that the proxy appointment instrument is not for a particular general meeting, a proxy appointment instrument deposited prior to one general meeting shall also be valid for subsequent general meetings. Notwithstanding the aforesaid, the chairman of the meeting may, at his discretion, accept such proxy appointment after such time if he so deems fit at his discretion.  If the proxy appointment is not received as aforesaid in this article, it shall not be valid at such meeting

The aforegoing shall also apply to a shareholder which is a corporation, appointing a person to participate and vote in its stead at the general meeting.

A proxy need not be a shareholder of the Company.

19.2	The proxy appointment instrument's form of wording

The proxy appointment instrument shall be signed by the shareholder or by the person authorised therefor in writing, and if the appointor is a corporation, it shall be signed in the manner binding the corporation. The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind the corporation. The proxy appointment instrument shall be drawn up in the form of wording set forth below. The Company's secretary may, in his discretion, accept a proxy appointment instrument in a different form of wording, provided that the changes are not material. The Company shall only accept an original proxy appointment instrument or a copy thereof, provided that it is certified by an attorney with an Israeli license or a notary.

=====================================================

Proxy Appointment Instrument

Date: __________

To
[The Company's Name]
[The Company's Address]

Dear Sirs,

Annual/Special General Meeting of ("the Company" to be held on ("the Meeting")

I the undersigned, ___________________, Identity/Registration No. __________, of ___________________, the registered owner of __________ (*) shares ordinary of NIS ___ n.v. each, hereby empower __________, Identity No. (**) __________ and/or __________, Identity No. __________ and/or __________, Identity No. __________ to participate and vote in my name and stead at the above meeting of the Company and at any adjourned meeting thereof/at any general meeting of the Company, until I notify you otherwise.

___________________
Signature

(*)
A registered shareholder may grant a number of proxy appointment instruments, each in relation to another quantity of the Company's shares held by him, provided that he does not grant proxy appointment instruments for a quantity of shares larger than the quantity held by him.

(**)	Where the proxy does not have an Israeli identity document, the passport number and the country which issued the passport may be stated.

=====================================================

19.3
Voting pursuant to a proxy appointment instrument shall be legal even if prior thereto the appointor dies or becomes legally incapacitated or bankrupt, or in the case of a corporation - is liquidated or cancels the proxy appointment instrument or transfers the shares in relation to which it is given, unless written notice is received at the Company's office prior to the meeting that such an event has occurred. Notwithstanding the aforesaid the chairman of the meeting may, at his discretion, accept such a notice also during the meeting if he shall so deem fit at his discretion.

19.4
The proxy appointment shall state the class and number of shares in respect of   which it is given.  If the proxy appointment does not state the number of shares in respect of which it is given or states a number of shares which exceeds the number registered in the name of the shareholder, the proxy instrument shall be deemed to have been given in respect of all the shares of the shareholder according to the registration in the Company’s register.

19.5
If the proxy appointment is given in respect of a number of shares which is less than the number of shares registered in the name of the shareholder, the shareholder shall be deemed not to have participated in the voting in respect of the excess shares and the proxy appointment shall be valid in respect of the number of shares stated therein.

20.	Voting Instrument

20.1
A shareholder may vote at the general meeting through a voting instrument on the matters specified below, unless the Company is legally entitled to a full or partial exemption from the sending of voting instruments in general or in particular circumstances. This paragraph shall only enter into force on the entry of sections 87-89 of the Companies Law into force.

(a)	the appointment and dismissal of directors;

(b)	approving acts with interested parties;

(c)	approving acts and transactions requiring the general meeting's approval in accordance with the provisions of sections 255 and 268-275 of the Companies Law;

(d)	a merger pursuant to section 320 of the Law;

(e)	any matter which the articles provide may be voted upon through a voting instrument;

(f)	any additional matter specified in the law.

20.2	The voting instrument's form of wording

The voting instrument shall be in the following form of wording, so long as the law does not prescribe another binding form of wording, in which case this form of wording shall apply mutatis mutandis. The Company's secretary or anyone authorised by the Company's board of directors to call the meeting may adapt the form of wording of the voting instrument in accordance with the resolutions on the agenda.

===================================================
Voting Instrument
Date: __________
To
[Companys Name]
[Company's Address]

Dear Sirs,

Annual/Special General Meeting of the Company to be Held on ("the Meeting")

I the undersigned, ___________________, Identity/Registration No. __________, of ____________________, registered holder/holder of a suitable proxy appointment instrument which is annexed hereto (*) of __________ (**) shares ordinary of NIS _____n.v. each hereby give notice that my vote at the meeting of the Company and at any adjourned meeting of that meeting thereof is as follows:

No. of Resolution on the Agenda	Subject of the Resolution	The Vote (***)			Shareholder's Personal Interest in the Resolution (****)
		For	Abstain	Against	Yes	No

(*)	If the shares are held through a registration company, confirmation of title must be annexed.

(**)	If the shareholder wishes to vote differently for any part of his shares, a separate voting instrument must be submitted for every quantity of shares in respect of which he votes differently.

(***)	X must be marked in accordance with the relevant choice. If more than one choice is selected for a particular resolution, the vote on such resolution shall be disqualified.

(****)
In resolutions the majority required to pass which includes the votes of persons who do not have a personal interest in the approval, X must be marked in the appropriate place - whether there is or is not a personal interest as aforesaid. If X is not marked - the vote on such resolution shall be disqualified.

=================================================

20.3	Sending a voting instrument

The voting instrument shall be sent by the Company to the shareholders entered in the Company's register of shareholders and entitled to vote at the general meeting, together with the notice of the general meeting.

If notice of the general meeting is published in a newspaper or in any other manner that is not personal notice to the shareholders through the mail, the voting instrument shall be sent immediately upon the notice's publication.

The voting instrument shall be sent by the Company at its expense.

20.4	The manner of using a voting instrument

A voting instrument reaching the Company's registered office at least two business days prior to the date of the general meeting and not disqualified by the Company's secretary shall be considered participation and voting by the shareholder who sent it for all intents and purposes, including for the purpose of the quorum.

A voting instrument received by the Company as provided in this article in respect of a particular matter not voted upon at the general meeting shall be considered abstention for the purpose of the resolution on the meeting's adjournment and shall be reckoned at the adjourned meeting in accordance with the way of voting appearing therein.

20.5	Notice of position

The board of directors and anyone on whose due requisition a special meeting is convened may send the shareholders a notice of position in order to persuade the shareholders to vote in a certain way on the matters to be voted upon in the voting instrument. The notice of position shall be sent at the Company's expense together with the voting instrument.

If a general meeting is called on one of the matters enumerated in article 20.1 above, a shareholder may approach the Company with a request that it send a notice of position on his behalf to the Company's other shareholders. Unless otherwise provided in the law, a notice of position as aforesaid shall be sent at the expense of the shareholder and shall only be sent if delivered to the Company's registered office at least 10 days prior to the general meeting.

CHAPTER FOUR - THE BOARD OF DIRECTORS

21.	The Board of Directors' Powers

21.1	The board of directors' powers are as specified in the law and the provisions of these articles.

21.2	The Company's signatory rights and power of attorney on its behalf

21.2.1
The board of directors shall determine the signatory rights in the Company for various matters. The signature of any person appointed from time to time by the board of directors, in general or for a special matter, himself or together with others, together with the Company's seal or stamp or its printed name, shall bind the Company, on such conditions as prescribed by the board of directors.

21.2.2	The board of directors may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such persons are authorised to sign.

21.2.3
The board of directors may from time to time empower any person to be the Company's attorney for such objects, with such powers, on such conditions and for such period as it deems fit, and it may give any attorney as aforesaid the power to delegate all or any of the powers, authorities and discretion given to him.

21.3	The Company's registered office

The board of directors shall determine what is the Company's registered office.

22.	The Appointment of Directors and Termination of Their Office

22.1	The number of directors

The number of directors in the Company shall be not less than three (3) nor more than nine (9) including the external directors, unless the general meeting otherwise resolves.

22.2	The director's identity

22.2.1	A member of the board of directors may hold another office in the Company.

22.2.2	A corporation may hold office as a director in the Company, subject to the provisions of article 22.6 below.

22.3	The appointment and tenure of directors

(a)
The directors shall be elected at each annual meeting and shall hold office until the end of the next annual meeting and so long as an annual meeting is not convened, unless their office is vacated prior thereto in accordance with the provisions of these articles.

The elected directors shall enter into their positions from the end of the meeting at which they are elected, unless a later date is specified in the resolution appointing them.

(b)
At every annual meeting the directors appointed at the previous annual meeting shall be deemed to have resigned from their office. A resigning director may be re-elected. Notwithstanding the aforegoing, if no directors are appointed at an annual meeting, the current directors shall continue to hold office.

(c)
A special meeting of the Company (including the special meeting adopting these articles) may appoint directors for the Company instead of directors whose office has been terminated and wherever the number of members of the board of directors falls below the minimum specified in the articles or by the general meeting.

(d)	The provisions of paragraphs 22.3(a) to (c) above shall not apply to the appointment and tenure of external directors, in respect of whom the provisions of the Companies Law shall apply.

(e)
No person other than a person who officiated as a director up to the annual meeting, shall be appointed as a director at the annual meeting, unless recommended for appointment by the board, or unless a shareholder of the company who wishes to propose a candidate shall have lodged at the office of the Company, not later than within seven days after the notice of the meeting has been given, a document in writing signed by the shareholder notifying his intention to propose such candidate for appointment as a director, to which document there shall be attached the consent of the candidate to officiate as a director and his/her resume.

22.4	The appointment of directors by the board of directors

The directors have the right at any time, in a resolution approved by at least a majority of the Company's directors, to appoint any person as a director, subject to the maximum number of directors specified herein, to fill a place which has randomly been vacated or as an addition to the board of directors. Any director so appointed shall hold office until the next annual meeting and may be re-elected.

22.5	Alternates

A director may from time to time appoint an alternate for himself (hereinafter referred to as “alternate"), dismiss such alternate and appoint another alternate instead of any alternate whose office has been vacated for any reason, for a particular meeting or on a regular basis, provided however that such alternate is approved in a resolution approved by at least a majority of the Company's directors. A person who is not qualified to be appointed as a director and a person holding office as a director or alternate shall not hold office as an alternate.

22.6	Attorney of a corporation holding office as director

A director which is a corporation shall appoint an individual who is qualified to be appointed as a director in the Company to hold office on its behalf on a permanent basis, or for a particular meeting, or for a particular period, and the said corporation may dismiss the individual and appoint another in his stead.

22.7	Empowered director

Each director and each alternate director may appoint a representative to participate and vote on his behalf in any Board or Board’s committee meeting. Such appointment can be either general or for particular meeting or for several meetings. In case the director or the alternate attended such meeting, the empowered representative can not vote in place of his appointer. Such appointment shall be valid in accordance with its terms or until terminated by the appointer.

22.8	The manner of appointing or dismissing an alternate or attorney of a corporation holding office as a director

The appointment or dismissal of attorneys of corporations holding office as directors or of alternates shall be effected by written notice to the Company's secretary signed by the appointors or dismissers and shall enter into force on the date specified in the notice of appointment or dismissal, or on the date of its delivery to the Company's secretary, whichever is the later.

22.9	Various provisions in respect of alternates and attorneys of corporations holding office as directors

The following provisions shall apply in respect of the attorneys of directors, where the directors are corporations, and in respect of alternates:

(a)
any person, whether or not he is a director, may serve as the attorney of a corporation holding office as a director, and one person may serve as the attorney of several corporations holding office as directors;

(b)
the attorney of a corporation holding office as director shall have - in addition to his own vote if he himself is a director - a number of votes equal to the number of corporations holding office as directors for whom he is attorney;

(c)
an alternate and the attorney of a director which is a corporation shall have all the powers vested in the director for whom he is serving as alternate or attorney. Notwithstanding the aforesaid, an alternate or attorney shall not have the power to vote at such meetings at which the director himself is present;

(d)
the office of an alternate or attorney of a director which is a corporation shall automatically be vacated if the office of the director for whom or which he is acting as alternate or attorney is vacated.

22.10	Termination of the office of a director

22.9.1	The office of a director shall terminate in any one of the following cases:

(a)	if he resigns from his office by a letter signed by him which is submitted to the Company;

(b)	if he is declared bankrupt or settles with his creditors within the framework of bankruptcy proceedings;

(c)	if he is declared legally incapacitated;

(d)	on his death, and in the case of a corporation - if a resolution is passed to wind it up voluntarily or if a liquidation order is given in respect of thereof;

(e)	if he is dismissed from his office following a resolution passed by the Company's general meeting, before the end of his term of office;

(f)	if he is convicted of an offence as mentioned in section 232 of the Companies Law;

(g)	if his office is terminated by the board of directors, in accordance with the provisions of section 231 of the Companies Law.

22.11	The implications of the termination of a director's office on the board of directors' operation

Where the place of a director is vacated, the remaining directors may continue to act so long as the number of directors remaining does not fall below the minimum number of directors specified in the articles or by the general meeting.

Where the number of directors falls below the minimum number, the remaining directors may only act in order to call a general meeting of the Company.

22.12	The board of directors' members' remuneration

The members of the board of directors who do not hold other offices in the Company and who are not external directors shall not receive remuneration from the Company's monies, unless the general meeting otherwise resolves and in such amount as the general meeting prescribes, subject to the provisions of the law.

The directors' remuneration may be prescribed as an overall payment or as payment in respect of participation at meetings or any combination thereof.

The Company may, in a board of directors' resolution, reimburse expenses incurred by a director for the purpose of performing his position.

23.	The Directors' Acts

23.1	The board of directors' meetings

(a)	The board of directors' chairman may convene the board of directors at any time.

(b)
The board of directors' chairman shall convene the board of directors pursuant to the Company's requirements and at least once a year, in a manner enabling the Company to comply with the provisions of the law.

(c)
The board of directors' chairman shall convene the board of directors and hold a board of directors' meeting on a specified matter on the demand of at least two directors or one director alone if the Company has less than five directors.

(d)
The board of directors' chairman shall act without delay to call a meeting of the board of directors within 14 days of being notified by a director of the Company that he has learned of a matter of the Company in which a breach of the Law or impairment to proper business procedure has prima facie been discovered or of the date on which the Company's auditor reports to him that he has learned of material deficiencies in the audit of the Company's accounts.

(e)
If a notice or report of the general manager obliges action by the board of directors, the board of directors' chairman shall, without delay and within 14 days of the notice or report, call a meeting of the board of directors.

23.2	Calling a board of directors' meeting

23.2.1
Notice of a board of directors' meeting may be given orally or in writing, provided that the notice is given at least three business days prior to the date fixed for the meeting, unless all the members of the board of directors or their alternates or attorneys agree to a shorter time.

Notice as aforesaid shall be sent in writing or by facsimile or e-mail or by other media, to the postal address, facsimile number, e-mail address or other address given for the sending of notices by other media, as the case may be, given by the director to the Company's secretary upon his appointment, or in written notice to the secretary thereafter.

Notice given or sent as aforesaid shall be deemed to have been given to a director personally on the date of being given or sent as aforesaid.

23.2.2	Where an alternate or attorney has been appointed, notice shall be sent to the alternate or the attorney, unless the director has given notice that he wishes the notice to be sent to him as well.

23.2.3
The notice calling the meeting shall include the place and date of the board of directors' meeting, arrangements with regard to the manner of conducting the meeting (where media are being used) and details of the matters on the agenda, and any other material which the board of directors' chairman wishes to attach to the notice of the meeting.

23.2.4
Notwithstanding anything to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived by such director, and a meeting shall be deemed to have been duly convened if such defective notice, or failure to deliver such notice is waived prior to action being taken at such meeting, by all directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no director present at the commencement of a meeting of the board of directors shall be entitled to seek the abolishment of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the time or the place thereof.

23.3	The agenda for the board of directors' meetings

The agenda for the board of directors' meetings shall be prescribed by the board of directors' chairman and shall include the following matters:

(a)	matters prescribed by the board of directors' chairman;

(b)	matters in respect of a meeting has been fixed, as provided in paragraphs 23.1(c) to (e) above;

(c)
any matter which a director or the general manager requests the board of directors' chairman, a reasonable time (having regard to the nature of the matter) prior to the board of directors' meeting, to include on the agenda.

23.4	Quorum

The quorum for meetings shall be a majority of the members of the board of directors who are not legally prevented from participating at the meeting, or any other quorum prescribed by a majority of the members of the board of directors from time to time.

23.5	Holding a meeting by media

The board of directors may hold the board of directors' meeting through the use of any media, provided that all the directors participating may hear each other simultaneously.

A resolution as aforesaid may be passed by the approval given by media of some of the directors, to the extent that the directors who do not approve the resolution were not entitled to participate at the discussion and vote on the resolution pursuant to the law and provided that they confirm by media that they are aware of the intention to pass a resolution as aforesaid.

23.6	Voting by the board of directors

Issues arising at board of directors' meetings shall be decided by a majority of votes of the directors present (or participating, in the case of voting by media) and voting, each director having one vote, subject to the provisions of article 22.9(b) above with regard to alternates and attorneys of directors which are corporations.

23.7	Passing resolutions without convening

The board of directors may pass resolutions without actually convening, provided that all the directors entitled to participate in a discussion and vote on a matter brought for resolution have agreed thereto.

In case such resolutions were passed, as aforesaid, the chairman of the board shall write the resolutions protocol and indicate specifically that it was agreed upon by all directors in writing, orally or by other means of media.

23.8	Resolution approved by media

A resolution approved by media by the directors shall be treated as a resolution duly passed at a meeting of the board of directors, and the provisions of paragraph 23.6 above shall apply thereto.

A resolution as aforesaid may be passed by the approval given by media of some of the directors, to the extent that the directors who do not approve the resolution were not entitled to participate in the discussion and vote on such resolution pursuant to the law and provided that they confirm by media that they are aware of the intention to pass the said resolution.

23.9	Validity of the directors' acts

All acts done in good faith at the directors' meeting or by a board of directors' committee or by any person acting as a director shall be valid even if it later transpires that there was some defect in the appointment of such director or person or that they or one of them were actually disqualified as though every such person had been duly appointed and was qualified to be a director.

23.10	Minutes of board of directors' meetings

The board of directors' chairman shall procure that minutes are properly kept of the board of directors' meetings, which shall include:

(a)	the names of those participating and present at each meeting;

(b)	all the resolutions and main points of the discussion at the said meetings.

All such minutes which are signed by the board of directors' chairman at such meeting or by the board of directors' chairman at the subsequent meeting shall be accepted as prima facie proof of the matters recorded therein.

24.	Board of Directors' Committees

24.1
Subject to the provisions of section 112 of the Companies Law, the directors may delegate their powers, or any of them, to committees as they deem fit and they may from time to time widen, narrow or cancel the delegation of such a power; however, the narrowing or cancellation of a power as aforesaid is not such as to prejudice the validity of a committee resolution pursuant whereto the Company acted vis-a-vis another person, who was not aware of the said change. Every such committee must, at the time of exercising a power as aforesaid, comply with all the directions given to it from time to time by the directors.

24.2
A board of directors' committee shall include at least two directors, one of whom shall be an external director, save for the audit committee, which shall include at least three directors and all the Company's external directors shall be members thereof.

24.3
The meetings and discussions of the board of directors' committees shall be governed by the provisions regarding the meetings of the directors, mutatis mutandis, so long as other provisions are not prescribed by the directors in such regard, and provided that the quorum for meetings of such committees shall be at least two members.

24.4
A resolution passed or an act done by a board of directors' committee shall be treated as a resolution passed or act done by the board of directors, unless expressly otherwise prescribed by the board of directors for a particular matter or in respect of a particular committee.

25.	The Board of Directors' Chairman

25.1	Appointment

(a)	The board of directors shall elect one of its members to serve as its chairman and shall specify, in the appointment resolution, the term for which he shall hold office.

(b)
If not otherwise provided in the resolution appointing him, the board of directors' chairman shall be elected each calendar year at the first board of directors' meeting held after the annual meeting at which the Company's directors are appointed.

(c)	So long as the board of directors' chairman holds office as a director of the Company, he shall continue to serve in such capacity until someone else is appointed in his stead.

(d)
If the board of directors' chairman ceases to hold office as a director of the Company, the board of directors shall elect a new chairman at the first board of directors' meeting held thereafter, who shall serve in such capacity for the term specified in the appointment resolution, and if no term is specified - until the appointment of a chairman as provided in paragraph 25.1(b) above.

(e)
If the board of directors' chairman is absent from a meeting, the board of directors shall elect one of its members to conduct the meeting and to sign the discussion minutes; however, the person elected shall not have an additional or casting vote in the board of directors' votes.

25.2	Powers

(a)	The board of directors' chairman shall conduct the board of directors' meetings and shall sign the discussion minutes.

(b)	If the votes on a board of directors' resolution are tied, the board of directors' chairman shall not have an additional vote.

(c)
The board of directors' chairman may, at any time, on his own initiative or pursuant to a resolution of the board of directors, demand reports from the general manager on matters relating to the Company's business.

25.3	Provisos to the acts of the board of directors' chairman

(a)	The board of directors' chairman shall not serve as the Company's general manager, unless appointed in accordance with the provisions of article 26.2 below.

(b)	The board of directors' chairman shall not be a member of the audit committee.

CHAPTER FIVE - OFFICERS OF THE COMPANY, WHO ARE NOT DIRECTORS, AUDITOR

26.	The General Manager

26.1	The appointment and dismissal of the general manager

(a)	The board of directors shall appoint a general manager for a fixed term or for an unlimited term.

The board of directors may appoint more than one general manager.

(b)
Determining the general manager's remuneration and employment terms shall be subject to the approval of the board of directors, in such manner as it deems fit. Where the general manager's remuneration is considered an "exceptional transaction”, and in case of an exemption, insurance, indemnity undertaking or indemnity pursuant to permission is given to the general manager, the board of director' resolution as aforesaid requires the prior approval of the audit committee.

(c)	The board of directors may from time to time remove or dismiss the general manager from his office and appoint another or others in his stead.

26.2	The board of directors' chairman as general manager

(a)
The Company's general meeting may authorise the board of directors' chairman to fill the position of general manager or to exercise his powers, provided that in counting the votes of the majority at the general meeting at least two thirds of the votes of shareholders who are not the Company's controlling shareholders or persons on their behalf, present at the vote, shall be included. In counting the votes of the shareholders, the votes of those abstaining shall not be taken into account.

(b)
The validity of such a resolution is limited to a period not exceeding three years from the date the resolution is passed by the general meeting. If no period is specified for authority as aforesaid, the authority shall be for a period of three years.

Before the end of the said three year period and even after it has come to an end, the general meeting may pass another resolution, and so on and so forth.

(c)	The said resolution may relate to the authorization of the board of directors' chairman in general or it may relate to the authorization of a particular board of directors' chairman.

26.3	The general manager's powers and his subordinacy to the board of directors

(a)	The general manager is responsible for the routine management of the Company's affairs within the framework of the policy prescribed by the board of directors and subject to its guidelines.

The general manager shall have all the management and execution powers not vested by the law or the articles in another organ of the Company, and he shall be under the supervision of the board of directors and subject to its guidelines.

The general manager shall appoint and dismiss the Company's officers, save for the directors and general manager, and shall determine the terms of their employment, unless otherwise prescribed by the board of directors.

(b)
The board of directors may instruct the general manager how to act in a particular matter; if the general manager does not obey the instruction, the board of directors may exercise the power required to implement the instruction in his stead.

(c)	If the general manager is unable to exercise his powers, the board of directors may exercise them in his stead or authorise someone else to exercise them.

(d)
Subject to the provisions of the Companies Law, the board of directors may delegate to the general manager powers which the board of directors has pursuant to the Company's articles, as it deems fit, and it may delegate these powers, or any of them, for such period and objects, on such conditions and with such restrictions as it deems fit. The board of directors may alter or cancel any delegation of powers as aforesaid.

26.4	The general manager's reporting duties

The general manager must notify the board of directors' chairman of any exceptional matter which is material to the Company or of any material deviation of the Company from the policy prescribed by the board of directors. If the Company does not have a board of directors' chairman, for any reason, the general manager shall notify all the board of directors' members as aforesaid.

The general manager shall submit reports to the board of directors on the matters, at the times and on the scale prescribed by the board of directors.

The general manager shall report to the board of directors' chairman, on his demand, on matters relating to the Company's business and the proper management thereof as mentioned in article 22.1 above.

26.5	Delegation of the general manager's powers

The general manager may, with the board of directors' approval, delegate any of his powers to another, who is subordinate to him; however, the delegation of powers as aforesaid does not exempt the general manager from liability for the aforegoing.

27.	Secretary, Internal Auditor and Other Officials in the Company

27.1	Secretary

27.1.1	The board of directors may appoint a secretary for the Company, on such terms as it deems fit, and may appoint a deputy secretary and determine their duties and powers.

27.1.2
If a secretary is not appointed for the Company, the general manager, or someone authorised by him for such purpose and in the absence of a general manager someone authorised for such purpose by the board of directors, shall perform the duties prescribed for the secretary pursuant to the law, these articles and the board of directors' resolution.

27.1.3
The Company's secretary shall be liable for all the documents kept at the Company's registered office, as provided in section 124 of the Companies Law, and shall keep the registers kept by the Company pursuant to the law.

27.2	Internal auditor

27.2.1	The Company's organizational superior over the internal auditor is the board of directors' chairman.

27.2.2	The internal auditor shall submit a proposal for an annual or periodic work plan to the board of directors, which shall be approved by the board of directors, with such changes as it deems fit.

27.3	Other officials in the Company

The board of directors may resolve that in addition to the general manager and the secretary, other officials shall be appointed by it, in general or in a particular case. In such case, the board of directors shall appoint the official, define his position and powers and determine his remuneration and employment terms.

28.	Auditor

28.1
The annual general meeting shall appoint an auditor for the period up to the end of the following general meeting. The general meeting may appoint an auditor for a period that shall not extend beyond the end of the third general meeting after the general meeting at which he was appointed. Where the auditor is appointed for such a period, the annual meeting shall not discuss the appointment of an auditor during the said period, unless a resolution is passed to terminate his office.

28.2	The general meeting may at any time terminate the office of the auditor or decline to renew it.

28.3	The board of directors shall determine the remuneration of the Company's auditor and shall report thereon to the Company's annual meeting.

28.4	The board of directors meeting shall determine the auditor's remuneration for services other than the audit and shall report thereon to the Company's annual meeting.

CHAPTER SIX - SAFEGUARDING THE COMPANY'S CAPITAL AND THE DISTRIBUTION THEREOF

29.	Permitted Distribution

29.1	Definitions

In this chapter the following expressions shall bear the meanings attributed to them in sections 1 and 302 of the Companies Law: "distribution", "purchase", "profits", "profit criterion", "adjusted financial statements", "surpluses".

29.2	Distribution from profits alone

The Company shall not effect any distribution except from its profits, provided that there is no reasonable apprehension that the distribution will deprive the Company of the ability to perform its existing and expected obligations, when the time comes to perform them. Notwithstanding the aforegoing, the Company may effect a distribution that is inconsistent with the profit criterion if it receives the court's approval therefor.

29.3	Allotment for a consideration lower than the nominal value

Where the Company resolves to allot shares which have a nominal value for a consideration lower than their nominal value, including bonus shares, it must convert into share capital part of its profits, from premium on shares or from any other source included in its equity, which are mentioned in its last financial statements, in an amount equal to the difference between the nominal value and the consideration.

Notwithstanding the aforegoing, the Company may, with the court's approval, allot shares for a consideration lower than their nominal value.

30.	Dividend and Bonus Shares

30.1	Right to dividend or bonus shares

30.1.1
The Company's shareholders have a right to receive dividend or bonus shares, if the Company resolves thereon as provided in paragraph 30.2 below, in accordance with the rights attached to any class of shares in such regard.

30.1.2
Dividend or bonus shares shall be distributed amongst anyone entered in the Company's register of shareholders on the date of the resolution on the distribution or at a later date, if another date is prescribed therefor in such resolution (hereinafter referred to as “the determining date").

30.1.3	If the Company's capital contains shares of different nominal values, dividend or bonus shares shall be distribution pro rata to the nominal value of each share.

30.1.4
Subject to the special rights granted to special shares pursuant to their issue conditions, the Company's profits, in respect of which a resolution was passed to distribute them as dividend or bonus shares, shall be paid pro rata to the amount paid or credited as paid on account of the nominal value of the shares held by the shareholder.

30.1.5
If not otherwise provided in the shares' issue conditions or in the general meeting's resolution, all the dividends and bonus shares on shares which are not fully paid within any period in respect of the dividends or bonus shares are payable shall be paid pro rata to the amounts paid or credited as paid on the nominal value of the shares during any part of the said period (pro rata temporis).

30.2	The Company's resolution to distribute dividend or bonus shares

30.2.1
The Company's resolution to distribute dividends, bonus shares or interim dividends on account of future dividends, as it deems fit in accordance with the state of the Company's profits and the terms and conditions thereof, shall be passed by the Company's board of directors.

30.2.2
Funds

The board of directors may, in its discretion, make provisions to special funds of any amount from the Company's profits, or from a revaluation of its assets, or its proportional part in the revaluation of the assets of its affiliates, and determine the purpose of these funds.

30.3	Payment of the dividend

30.3.1
Manner of payment

If not otherwise provided in the resolution on the dividend's distribution, it shall be possible to pay any dividend less the tax required pursuant to the law by a cheque to the payee alone, which shall be sent by registered mail in accordance with the registered address of the shareholder entitled thereto, or by a bank transfer. Any such cheque shall be made out to the order of the person to whom it is being sent.

In the case of registered joint shareholders, the cheque shall be sent to the shareholder whose name is entered first in the register of shareholders in relation to the joint shareholding.

The dispatch of the cheque to a person who on the prescribed date is entered in the register of shareholders as the holder of a share, or in the case of joint shareholders - one of the joint shareholders, shall serve as a release in relation to all the payments made in connection with such share.

The Company may resolve that it shall not send a cheque under a certain amount, and the dividend amounts that should have been payable as aforesaid shall be treated as unclaimed dividend.

30.3.2
Unclaimed dividend

The board of directors may invest any dividend not claimed within a year of being declared or otherwise use it in favour of the Company until it is claimed. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

30.3.3
Dividend in specie

Where the Company declares a dividend, it may resolve that such dividend shall be paid, in whole or in part, by the distribution of particular assets, including paid shares or debentures of any other company or by a combination of such assets.

30.4	The capitalisation of profits and the distribution of bonus shares

30.4.1
Subject to the provisions of paragraph 30 above, the Company's undistributed profits, or premium on shares, or funds created from a revaluation of the Company's assets, or funds created on an equity basis from the profits of affiliated companies, or from a revaluation of the assets of affiliated companies and capital redemption funds - may be capitalised and distributed amongst the entitled shareholders, pursuant to paragraph 31.1 above, to be held by them as capital, and all or any of the money from this capitalisation shall be used in the name of such shareholders for the full payment, at the nominal value or with such premium as the resolution prescribes, of shares distributed in accordance therewith, and such distribution or payment shall be accepted by such shareholders as full consideration for their benefit in the aforementioned capitalised amount, as prescribed by the board of directors.

The provisions of this chapter shall also apply to a distribution of debentures.

30.4.2
Where the Company resolves to distribute bonus shares, it may resolve to transfer to a special fund designated for a distribution of bonus shares in the future such amount the capitalisation of which would be sufficient to allot to anyone who at such time has a right to purchase shares of the Company (including a right which is only exercisable at a later date) bonus shares of such nominal value as would have been due to him had he exercised the right to purchase the shares prior to the determining date at the price of the right in force at such time. If after the determining date the holder of the said right exercises his right to purchase the shares or part thereof, the board of directors shall allot him fully paid bonus shares at such nominal value and of such class as would have been due to him had he exercised the right to purchase the shares which he actually purchased prior to the determining date, by appropriate capitalisation that shall be effected by the board of directors from the said special fund. With regard to determining the nominal value of the bonus shares that are distributed, any amount transferred to the special fund created in respect of a distribution of previous bonus shares shall be treated as though already capitalised and as if shares entitling the holders of the right to purchase shares of the Company to bonus shares had already been allotted therefrom.

30.4.3
In a distribution of bonus shares, all the Company's shareholders shall receive shares of a uniform class or of the class which vested him with the rights to receive the bonus shares, as prescribed by the board of directors.

30.4.4
In order to implement any resolution pursuant to the provisions of paragraph 30.4, the board of directors may settle any difficulty arising in relation to a distribution of bonus shares as it deems fit, and in particular may issue certificates for fractions of shares and sell the fractions in order to pay the proceeds thereof to entitlees and may determine the value for the purpose of distribution of certain assets and resolve that payments in cash shall be made to the shareholders in reliance upon the value so prescribed, or that fractions whose value is less than NIS 1 shall not be taken into account for the purpose of adjusting the rights of all the parties. The board of directors may pay cash or grant these particular assets to trustees on trust in favour of the persons entitled to dividend or capitalised fund, as it deems beneficial.

31.	Purchase of the Company's Shares

31.1
The Company may purchase or finance the purchase, directly or indirectly, of shares of the Company or of securities convertible into shares or exercisable into shares of the Company, including undertakings to do any of the aforegoing, subject to compliance with the condition of permitted distribution, as provided in paragraph 29 above.

31.2	If the Company purchases any of its shares, the share shall become a dormant share and shall not vest any rights, so long as it is held by the Company.

31.3
If a share of the Company is purchased by a subsidiary or by a corporation under the Company's control, the share shall not vest voting rights, so long as it is held by the said subsidiary or corporation.

CHAPTER SEVEN - INSURANCE, INDEMNITY AND EXEMPTION OF OFFICERS

32.	Insurance of Officers

32.1	The Company may insure the liability of an officer therein to the fullest extent permitted by law.

32.2
Without derogating from the aforesaid the Company may enter into a contract to insure the liability of an officer therein for an obligation or payment imposed on him in consequence of an act done in his capacity as an officer therein, in any of the following cases:

(a)	a breach of the duty of care vis-a-vis the Company or vis-a-vis another person;

(b)	a breach of the fiduciary duty vis-a-vis the Company, provided that the officer acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

(c)	a monetary obligation imposed on him in favor of another person.

(d)
Financial liability imposed on him for payment to persons or entities harmed as a result of violations in Administrative Proceedings, as detailed in section 52(54)(A)(1)(a) of the Israeli Securities Law, 1965 (the "Securities Law").

(e)	Expenses incurred by him in connection with Administrative Proceedings (as defined above) he was involved in, including reasonable litigation fees, and including attorney fees.

(f)	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an officer in the Company.

33.	Indemnity of Officers

33.1
The Company may indemnify an officer therein, to the fullest extent permitted by law. Without derogating from the aforesaid the Company may indemnify an officer in the Company for liability or expense imposed on him in consequence of an action made by him in the capacity of his position as an officer in the Company, as follows:

33.1.1
Any financial liability he incurs or imposed on him in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by a court.

33.1.2
Reasonable litigation expenses, including legal fees, incurred by the officer or which he was ordered to pay by a court, within the framework of proceedings filed against him by or on behalf of the Company, or by a third party, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of a felony which does not require a finding of criminal intent.

33.1.3
Reasonable litigation expenses, including legal fees he incurs due to an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, and which was ended without filing an indictment against him and without being subject to a financial obligation as a substitute for a criminal proceeding, or that was ended without filing an indictment against him, but with the imposition of a financial obligation, as a substitute for a criminal proceeding relating to an offence which does not require criminal intent, within the meaning of the relevant terms in the Companies Law.

33.1.4
Financial liability he incurs for payment to persons or entities harmed as a result of violations in Administrative Proceedings, as detailed in section 52(54)(A)(1)(a) of the Securities Law.  For this purpose "Administrative Proceeding" shall mean a proceeding pursuant to Chapters H3 (Imposition of Monetary Sanction by the Israel Securities Authority), H4 (Imposition of Administrative Enforcement Means by the Administrative Enforcement Committee) or I1 (Settlement for the Avoidance of Commencing Proceedings or Cessation of Proceedings, Conditioned upon Conditions) of the Securities Law, as shall be amended from time to time.

33.1.5	Expenses that he incurs in connection with Administrative Proceedings (as defined above) he was involved in, including reasonable litigation fees, and including attorney fees.

33.1.6	Any other obligation or expense in respect of which it is permitted or will be permitted under law to indemnify an officer in the Company.

33.2	Advance indemnity

The Company may give an advance undertaking to indemnify an officer therein in respect of the following matters:

33.2.1
Matters as detailed in Article 33.1.1, provided however, that the undertaking is restricted to events, which in the opinion of the Board of Directors, are anticipated in light of the Company’s actual activity at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board of Directors as reasonable under the circumstances. The indemnification undertaking shall specify the events that, in the opinion of the Board of Directors are expected in light of the Company’s actual activity at the time of grant of the indemnification and the sum or measurement, which the Board of Directors determined to be reasonable under the circumstances.

33.2.2	Matters as detailed in Article 33.1.2 and 33.1.3.

33.2.3	Any matter permitted by applicable law.

33.3	Retroactive indemnity

The Company may indemnify an officer therein, save for the events subject to any applicable law.

34.	Exemption of Officers

The Company may exempt an officer therein in advance and retroactively for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis the Company, to the fullest extent permitted by law.

35.	Insurance, Exemption and Indemnity - General

35.1
The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption in connection with a person who is not an officer of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law;

35.2
Articles 32 through 35 shall apply mutatis mutandis in respect of the grant of insurance, exemption and/or indemnification for persons serving on behalf of the Company as officers in companies controlled by the Company, or in which the Company has an interest.

35.3
An undertaking to insure, exempt and indemnify an officer in the Company as set forth above shall remain in full force and effect even following the termination of such officer service with the Company.

CHAPTER EIGHT - MERGER, WINDING UP AND SALE OF THE COMPANY’S ASSETS IN CONSIDERATION FOR SECURITIES

36.	Merger

Notwithstanding the provisions of section 327(a) of the Companies Law, the majority required for the approval of a merger by the general meeting or by a class meeting shall be an ordinary majority of the votes of the shareholders entitled to vote and voting themselves.

37.	[Reserved]

38.	Winding Up

38.1
If the Company is wound up, voluntarily or otherwise, the liquidator may, with the general meeting's approval, distribute parts of the Company's property in specie amongst the shareholders, and he may, with similar approval, deposit any part of the Company's property with trustees in favour of the shareholders as the liquidator, with the approval mentioned above, deems fit.

38.2
Subject to the special rights attached to shares, if shares are issued with special rights, the Company's shares shall rank equally inter se in relation to the amounts of capital paid or credited as paid on the nominal value of the shares, in connection with the return of the capital and participation in a distribution of the Company's surplus assets on winding up.

39.	The Sale of the Company's Assets in Consideration for Securities

39.1
At the time of selling the Company's property, the board of directors, or the liquidators (in the case of winding up) may, if so permitted in a resolution passed by the Company's general meeting by an ordinary majority, accept fully or partially paid shares, debentures or securities of another company, Israeli or foreign, incorporated or about to be incorporated for the purpose of purchasing the Company's property, or part thereof, and the directors (if the Company's profits so permit) or the liquidators (in the case of winding up) may distribute the shares or securities mentioned above or any other property of the Company amongst the shareholders, without realising them or depositing them with trustees for the shareholders.

39.2
The general meeting may, in a resolution passed by the Company's general meeting by an ordinary majority, resolve on a valuation of the securities or property mentioned above at such price and in such manner as the general meeting resolves, and all the shareholders shall be liable to accept any valuation or distribution permitted as aforesaid and waive their rights in such regard, save, where the Company is about to be wound up or is in winding up proceedings, for those legal rights (if any) which pursuant to the provisions of the law may not be altered or qualified.

CHAPTER NINE - MISCELLANEOUS

40.	Notices

40.1
Notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or any applicable law shall be delivered by the Company to any person, in any one of the following manners as the Company may choose: in person, by mail, transmission by fax or in electronic form (including through the Internet). Notwithstanding anything to the contrary contained herein and subject to the requirements of any applicable law, a notice to a shareholder may alternatively be served, as a general notice to all shareholders, in accordance with the rules and regulations of any applicable securities authority with jurisdiction over the Company or in accordance with the rules of any stock market upon which the Company’s shares are traded.

40.2
All the notices which must be given to the shareholders shall be given, in relation to shares which are jointly held, to the person whose name is entered first in the register of shareholders and any notice given in such manner shall be adequate notice to all the joint shareholders.

40.3	[Reserved]

40.4
Any notice or other document delivered or sent to a shareholder in accordance with these articles shall be deemed to have been duly delivered and sent in respect of all the shares held by him (alone or together with others), even if such shareholder has passed away at such time, or become bankrupt, or an order has been given for its winding up, or a trustee or liquidator or receiver has been appointed for his shares (whether or not the Company was aware thereof), until another person is entered in the register of shareholders in his stead as the holder thereof, and the giving or dispatch of a notice or document as mentioned above shall be deemed adequate delivery or dispatch to any person who has a right in these shares.

40.5
Any notice or other document sent by the Company by mail in accordance with an address in Israel shall be deemed to have been delivered within 48 hours of the letter containing the notice or document being mailed, within 96 hours where the address is abroad, or on the first day after transmission if transmitted by fax or in electronic form, and when coming to prove the delivery it shall be sufficient to prove the letter containing the notice or document contains the correct mailing, e-mail, or fax details as registered in the register or any other address which the shareholder submitted in writing to the Company as the address and fax or e-mail details for the submission of notices or other documents.

40.6
An accidental omission in giving notice of a general meeting to any shareholder or non-receipt of notice of a meeting or any other notice by a shareholder shall not cause the cancellation of a resolution passed at such meeting or cancellation of proceedings based on such notice.

40.7
Every shareholder and every board of directors' member may waive his right to receive notice or his right to receive notice within a particular time and may agree that a general meeting of the Company or a board of directors' meeting, as the case may be, be convened or take place despite the fact that he has not received notice thereof, or despite the fact that the notice was not received by him within the required time, subject to the provisions of any law prohibiting such waiver or consent.